BLANKET CONVEYANCE, BILL OF SALE AND ASSIGNMENT

       THIS BLANKET CONVEYANCE, BILL OF SALE AND ASSIGNMENT is made and entered into effective this ____ of August, 2002, by and between XML - GLOBAL TECHNOLOGIES, INC., a Colorado corporation ("XML" or the "Company") and VERTAPORT, INC., a Delaware corporation ("VertaPort").

RECITALS

       A.     XML and VertaPort have entered into an Asset Purchase and Sale Agreement of even date (the "Agreement"), pursuant to which VertaPort has agreed to sell, transfer and assign to XML certain properties and assets (the "Assets").

       B.     This Blanket Conveyance is executed and delivered by VertaPort in accordance with Section 4.7(a)(i) of the Agreement.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinbelow set forth and contained in the Agreement, the receipt and sufficiency whereof are hereby acknowledged,

       VertaPort, for itself, its successors and assigns, hereby sells, assigns, transfers, conveys and delivers to XML all right, title and interest of VertaPort in the Assets, as defined in the Agreement and more fully described in Exhibit A attached hereto and incorporated herein by reference.

       VertaPort warrants and represents that as of September 30, 2002, it will have and shall have conveyed to XML good and marketable title to all of the Assets, free and clear of any claim, lien, encumbrance, mortgage, security interest, pledge, easement or any liability of whatsoever kind or description.

       VertaPort does hereby bind itself to warrant and forever defend title to the Assets unto XML against the lawful claims and demands of all persons whatsoever.

       VertaPort, for itself, its successors and assigns, hereby agrees to execute and deliver to XML any and all further documents of conveyance, agreements, assignments, transfers or other undertakings which Assignee may request and which may be necessary to effect and consummate the conveyances herewith contained and the agreements and undertakings more fully set forth herein.

       This Blanket Conveyance, Bill of Sale and Assignment and the provisions herein contained shall be binding upon and inure to the benefit of XML and VertaPort and their respective heirs, administrators, successors in interest and assigns.

       EXECUTED to be effective as of the ___ day of August, 2002.
VERTAPORT, INC.
_____________________________________________ Sheldon Drobny, Authorized Agent

STATE OF ILLINOIS                  )
                                                      ) ss
COUNTY OF ________              )

       THE FOREGOING INSTRUMENT was acknowledged before me this ____ day of August, 2002, by Sheldon Drobny, Authorized Agent of VertaPort, Inc.

       Witness my hand and official seal.

       My commission expires:________________________.
_______________________________________ Notary Public

EXHIBIT A

Description of Assets

       VertaPort agrees to transfer to XML the following properties and assets, both tangible and intangible, owned by VertaPort and used by it in connection with the operation of its business (the "Assets"):
(a)	Any and all Technological Assets, Intellectual Property Rights, Trade Secrets and Confidential Information of VertaPort, defined as follows:
"Technological Assets" as used herein shall include:
1.

"Patents" meaning any patents, or patents that may issue from the Technology, and any patents which may issue from any divisional, continuation, reissue or substitute application based thereon, including any patents which issue from applications not yet made as of the date of this Agreement.

2.

"Technology" meaning any Trade Secret, Intellectual Property Rights, Confidential Information, Software, know-how or invention developed by or for VertaPort or any portion or phase of any scientific or technical information, design, process, procedure, formula, improvement or other information based thereon or related thereto. "Technology" shall also include all regulatory clearances and marketing approvals related to the Assets.

3.

"Software" meaning all Computer Program(s), data compilation(s) and/or other intellectual property of intangible nature developed by or for VertaPort that are expressed in Object Code and shall consist of the Source Code, Binary Code and Object Code therefor as of the date hereof.

4.

"Computer Program" meaning a list of steps or list of statements and/or instructions which are capable when incorporated in a machine-readable medium of causing a computer to indicate, perform or achieve particular functions, tasks or results.

	5.	"Source Code" meaning the Computer Programs in human readable form.
	6.	"Object Code" meaning the fully compiled or assembled series of Computer Programs in machine language in either printed form or as stored in software media.
	7.	"Binary Code" meaning Computer Program code that loads and executes without further processing by a software compiler or linker, or that results when Source Code is processed by a software compiler.
8.

"Future Improvements" meaning any and all regulatory clearances and marketing approvals, discoveries, inventions and improvements in processes, manufacturing techniques and the like, relative to the articles falling within the scope of the Patents and Technology.

9.

All notes, drawings, designs, formulas, prototypes, business plans, market research, business research, legal research, technical research, ideas, inventions, invention disclosures, and other works, whether or not reduced to practice, developed or commercialized in connection with the development or commercialization of the Patents and Technology including, without limitation, all intellectual property and work product produced by VertaPort or its Affiliates and their respective contractors.

10.

"Intellectual Property Rights" means intellectual property or proprietary rights, including, but not limited to, copyright rights, patent rights (including patent applications and disclosures), rights of priority, Trade Secrets and Technological Assets of VertaPort, recognized in any country or jurisdiction in the world.

11.

"Trade Secrets" include, but shall not be limited to, any and all written material, instruction manuals, blueprints, technical specifications, account information, customer records, procedures, detail drawings, graphic designs, Technological Assets of VertaPort, inventions, discoveries, computer programs (both source and object codes) their organization, structure, sequence, logic, coherence, look and feel, subroutines, formulas, design, concept and know-how, and any other material owned or produced by or for VertaPort, whether or not patented or patentable and whether or not copyrighted or copyrightable, VertaPort's business plan, marketing strategy, clients and customers, consultants and employees, formats, projections, suppliers, dealers and distributors."

12.

"Confidential Information" includes all Trade Secrets, information, knowledge, design specifications, design criteria, inventions, discoveries, know-how, Patents and Patent rights of VertaPort, processes and concepts embodied or incorporated in or manifested or represented by any of the Technological Assets of VertaPort, and all other information that has been marked confidential or is known to be proprietary, whether or not patented or patentable and whether or not copyrighted or copyrightable.

(b)	Any and all documentation, user manuals, and other writings or drawings related to any of the foregoing Technological Assets, Intellectual Property Rights, Trade Secrets and Confidential Information;
(c)

Supplier or manufacturer identity and contracts, marketing and sales plans, product agreements, strategic contractual relationships, financial information, cost forecasts, pricing information, product research and development and all other concepts or ideas involving or reasonably related to the business or prospective business of VertaPort;

(d)

All other intangible assets used solely in the conduct of VertaPort's business including, without limitation, any and all domain names, websites, prospects lists, databases, marketing scripts, procedures and practices;

(e)

All contracts and licenses used solely in the conduct of VertaPort's business and assumed by the XML, including, without limitation, contracts and licenses with vendors, suppliers, manufacturers, distributors, publishers, programmers, consultants and collaborators; all contracts and licenses, all confidentiality, invention and similar contracts with employees and consultants; all sales orders and contracts and all contracts for the purchase or sale of products;

(f)

All of VertaPort's development assets used solely in the conduct of its business, including, without limitation, all pre-publication, sales, marketing, advertising and promotional materials, transcripts, catalogs, brochures, mailers, edited works in process, mechanicals, camera copy, flats, plates, intermediate film, final plate-making film, magnetic disks, artwork, photographs and transparencies, and other sales, advertising and promotional materials and rights associated therewith;

(g)	All mailing, client and customer lists used in the conduct and operation of VertaPort's business;